Alteryx Announces Change to Location and Format of 2020 Annual Stockholders Meeting

IRVINE, Calif. – April 29, 2020 – Alteryx, Inc. (NYSE: AYX) (“Alteryx”), revolutionizing business through data science and analytics, today announced that it will be holding its Annual Meeting of Stockholders (the “Annual Meeting”) as a virtual‑only meeting due to the public health impact of the novel coronavirus pandemic, COVID-19, and to support the health and well‑being of its stockholders and other meeting participants. As previously announced, the meeting will be held on Wednesday, May 20, 2020 at 8:00 a.m. Pacific Time.

In order to participate in the Annual Meeting, please visit: https://web.lumiagm.com/237348345. The meeting code is: ALTERYX2020, which is case sensitive. Participants may begin logging into the Annual Meeting at 7:30 a.m. Pacific Time. In order to vote and ask questions at the Annual Meeting, stockholders must use a control number to access the meeting. Stockholders holding their shares through a bank, broker or other nominee must contact their bank, broker or other nominee to request a control number. Guests may attend the Annual Meeting without a control number but will be unable to vote or ask questions.

Whether or not they plan to attend the Annual Meeting, all stockholders as of March 27, 2020, the record date, may also vote in advance of the meeting until 11:59 p.m. Eastern Time on May 19, 2020 at www.proxyvote.com or using one of the other methods described in the proxy materials for the Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2020. Stockholders who have already voted, and who do not wish to change their vote, do not need to vote again.

Further information regarding this change to the location and format of the Annual Meeting can be found in the supplemental proxy materials filed by Alteryx with the SEC on April 29, 2020.
About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com
Investor Contacts
Alteryx, Inc.
Elena Carr, 844-842-1912
ir@alteryx.com